Exhibit 99.1

Firestone Financial Joins Berkshire Hills

PITTSFIELD, MA — August 7, 2015 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) has completed the acquisition of Firestone Financial Corp. effective today. Firestone is now known as “Firestone Financial, LLC” and operating as a wholly-owned subsidiary of Berkshire Bank.

“We are pleased to welcome the customers, employees, and shareholders of Firestone to America’s Most Exciting Bank,” stated Berkshire President and CEO, Michael P. Daly.  “This combination increases the client offerings for both companies, diversifies our loan portfolio and provides a valuable future growth channel.  We look forward to helping Firestone achieve its goals and to facilitating its continued growth.”

The acquisition is priced at 130% of Firestone’s adjusted tangible book value as of August 7, 2015.  The deal value is estimated to be approximately $53 million, with 75% of the consideration being paid in BHLB common stock and 25% being paid in cash.  The acquisition is expected to be modestly accretive to Berkshire’s earnings per share in 2016, and to benefit profitability and capital metrics.  The transaction is expected to be $0.08 dilutive to Berkshire’s tangible book value per share, with a related payback period of approximately 2.5 years.

Berkshire now has over $7.5 billion in assets and 93 branches serving New England and Central New York, along with loan production offices in the Boston area.  As a result of the merger, Berkshire’s outstanding common stock has increased to approximately 30.9 million shares, resulting in a market capitalization of approximately $900 million.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has over $7.5 billion in assets and 93 full-service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the

Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact

Allison O’Rourke; Senior Vice President, Investor Relations Officer; 413-236-3149

Media Contact

Elizabeth Mach; Vice President, Marketing; 413-445-8390